                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (dollars in millions)

                                                        Nine Months Ended
                                                        September 30, 1999
                                                      ----------------------
Pretax earnings                                              $  331.9

Portion of rents representative
  of the interest factor                                         14.0

Interest on indebtedness                                        126.1

Amortization of debt expense
  and premium                                                      .5

WFC preferred stock dividend                                      2.9
                                                             --------
     Adjusted income                                         $  475.4
                                                             ========

Fixed charges

  Portion of rents representative
    of the interest factor                                   $   14.0

  Interest on indebtedness                                      126.1

  Amortization of debt expense
    and premium                                                   0.5

  WFC preferred stock dividend                                    2.9
                                                             --------
                                                             $  143.5
                                                             ========

Ratio of earnings to
  fixed charges                                                  3.31
                                                             ========

Ratio of earnings to
  fixed charges at
    September 30, 1998                                           2.94
                                                             ========

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